EXHIBIT 10.9

                                                                  EXECUTION COPY

                                    GUARANTY

                            Dated as of June 28, 2005

                                      From

                           OCWEN FINANCIAL CORPORATION

                                  as Guarantor

                                   in favor of

                   THE GUARANTEED PARTIES (AS DEFINED HEREIN)

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                                TABLE OF CONTENTS

Section                                                                   Page
----------------------------------------------------------------------    ----
Section 1.  Guaranty..................................................       1

Section 2.  Guaranty Absolute.........................................       1

Section 3.  Waivers and Acknowledgments...............................       2

Section 4.  Subrogation...............................................       2

Section 5.  Cash Collateral Account...................................       3

Section 6.  Representations and Warranties............................       3

Section 7.  Affirmative Covenants.....................................       4

Section 8.  Negative Covenants........................................       4

Section 9.  Amendments, Etc...........................................       6

Section 10. Notices Generally; Notice of Claims.......................       6

Section 11. No Waiver; Remedies.......................................       6

Section 12. Indemnification...........................................       6

Section 13. Subordination.............................................       7

Section 14. Continuing Guaranty; Assignments..........................       7

Section 15. Third-Party Beneficiaries; Enforcement....................       7

Section 16. Independent Counsel.......................................       8

Section 17. No Liability..............................................       8

Section 18. Execution of counterparts.................................       8

Section 19. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc....       8

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                                    GUARANTY

        GUARANTY dated as of June 28, 2005 made by Ocwen Financial Corporation, a Florida corporation (the "Guarantor"), in favor of the Guaranteed Parties (this term and certain other capitalized terms are defined in Schedule 1).

        PRELIMINARY STATEMENTS.

        (1) Ocwen Federal Bank FSB (the "FSB"), a federal savings bank chartered and regulated by the Office of Thrift Supervision (together with any governmental authority succeeding to any of its principal functions in the event that the Office of Thrift Supervision ceases to exist, the "OTS") pursuant to the Home Owners' Loan Act, is wholly owned by the Guarantor and certain of the wholly-owned subsidiaries of the Guarantor.

        (2) The FSB desires to dissolve its corporate existence and terminate its federal bank charter (the "Dissolution") and has submitted a Plan of Voluntary Dissolution to OTS, duly approved by the FSB's board of directors, pursuant to Section 546.4 of the rules and regulations of OTS, 12 C.F.R. Section
546.4 (the "Plan").

        (3) The Plan provides for (a) the sale of the FSB's deposit liabilities and certain assets used by the FSB at its sole branch location in Fort Lee, New Jersey (the "Branch") or in connection with the business of the Branch (the "Branch Sale") to Marathon National Bank of New York or its designee ("Marathon"), and (b) the subsequent transfer to Ocwen Loan Servicing, LLC, a Delaware limited liability company ("OLS"), a wholly-owned subsidiary of the Guarantor, of all remaining assets and liabilities of the FSB pursuant to the Assignment and Assumption Agreement dated as of the date hereof among the Guarantor, OLS and certain other parties thereto.

        (4) OTS desires to protect the interests of the Guaranteed Parties after the Dissolution.

        (5) The Guarantor wishes to demonstrate to OTS its commitment to ensuring that the FSB's obligations to the Guaranteed Parties that remain after the Dissolution will be satisfied.

        NOW, THEREFORE, in consideration of the premises and in order to induce the OTS to approve the Plan, the Guarantor hereby agrees as follows:

        Section 1. Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due of all of the Assumed Liabilities arising on or prior to the date hereof (regardless of whether any Claim has been asserted with respect thereto as of the date hereof), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract or tort causes of action, costs, expenses or otherwise (collectively, the "Guaranteed Obligations"), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by OTS or any Guaranteed Party in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the FSB or OLS to any Guaranteed Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, conservatorship, receivership, reorganization or similar proceeding involving the FSB or OLS.

        Section 2. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly as, when and to the extent payable by the FSB or OLS. The obligations of the Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the FSB or OLS or whether the FSB or OLS is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

        (a) any lack of validity or enforceability of the Cash Collateral Agreement or any agreement or instrument relating thereto;

        (b) any compromise or settlement of, or any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations;

        (c) any taking, exchange, release or non-perfection of any Cash Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

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        (d) any manner of application of Cash Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Cash Collateral or any other collateral for all or any of the Guaranteed Obligations or any other assets of the Guarantor, the FSB, OLS or any of their respective Subsidiaries;

        (e) any change, restructuring or termination of the corporate structure or existence of the Guarantor, the FSB, OLS or any of their respective Subsidiaries;

        (f) any failure of OTS or any Guaranteed Party to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the FSB or OLS now or hereafter known to such OTS or such Guaranteed Party (the Guarantor waiving any duty on the part of OTS and the Guaranteed Parties to disclose such information);

        (g) the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations; or

        (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by OTS or any Guaranteed Party that might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Guaranteed Party or any other Person upon the insolvency, bankruptcy or reorganization of the FSB, OLS or the Guarantor or otherwise, all as though such payment had not been made.

        Section 3. Waivers and Acknowledgments. (a) The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Guaranteed Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any other Person or any Cash Collateral or other collateral.

        (b) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, regardless of whether any Claim has been asserted with respect thereto as of the date hereof.

        (c) The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by OTS or any Guaranteed Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the FSB, OLS or any other guarantor or any other Person or any Cash Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor hereunder.

        (d) The Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Guaranteed Party or OTS to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Guarantor, the FSB, OLS or any of their Subsidiaries now or hereafter known by such Guaranteed Party or OTS.

        (e) The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by the Guaranteed Parties upon this Guaranty or acceptance of this Guaranty. The Guaranteed Obligations shall be conclusively deemed to have been created, contracted or incurred, or renewed, extended or amended in reliance upon this Guaranty.

        (f) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the consummation of the Dissolution contemplated by the Plan and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

        Section 4. Subrogation. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the FSB, OLS or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's obligations under or in respect of this Guaranty or the Cash Collateral Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or

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remedy of OTS or any Guaranteed Party against the FSB, OLS or any other insider guarantor or any Cash Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the FSB, OLS or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until the Termination Date. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the Termination Date, such amount shall be received and held in trust for the benefit of the Guaranteed Parties, shall be segregated from other property and funds of the Guarantor and shall forthwith be deposited into the Cash Collateral Account in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, or to be held as Cash Collateral (in accordance with the terms of the Cash Collateral Agreement) for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to any Guaranteed Party of all or any part of the Guaranteed Obligations and (ii) the Termination Date shall have occurred, the Guaranteed Parties will, at the Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.

        Section 5. Cash Collateral Account. Pursuant to the terms of the Cash Collateral Agreement, the Guarantor shall establish and maintain the Cash Collateral Account (as defined therein). On the date hereof, the Guarantor shall fund the Cash Collateral Account with cash or Cash Equivalents (as defined in the Cash Collateral Agreement) in an amount not less than the Minimum Cash Collateral Amount. If, at any time prior to the Termination Date, the balance of the Cash Collateral Account shall fall below the Minimum Cash Collateral Amount, the Guarantor shall within five business days deposit into the Cash Collateral Account the difference between the balance of the Cash Collateral Account at such time and the Minimum Cash Collateral Amount.

        Section 6. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

        (a) The Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and
(ii) has the requisite corporate power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged.

        (b) The execution, delivery and performance by the Guarantor of this Guaranty and the Cash Collateral Agreement, are within the Guarantor's corporate power, have been duly authorized by all necessary corporate action, and do not
(i) contravene the Guarantor's charter or bylaws, (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award,
(iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Guarantor, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Cash Collateral Agreement, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Guarantor or any of its Subsidiaries.

        (c) No governmental authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery or performance by the Guarantor of this Guaranty or the Cash Collateral Agreement, (ii) the grant by the Guarantor of the Liens granted by it pursuant to the Cash Collateral Agreement, (iii) the perfection or maintenance of the Liens created under the Cash Collateral Agreement (including the first priority nature thereof) or (iv) the exercise by OTS or any Guaranteed Party of its rights under the Guaranty or the remedies in respect of the Cash Collateral pursuant to the Cash Collateral Agreement.

        (d) This Guaranty and the Cash Collateral Agreement have been duly executed and delivered by the Guarantor. Each of this Guaranty and the Cash Collateral Agreement is the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting creditors' rights generally.

        (e) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

        (f) The Guarantor has, independently and without reliance upon any other Person and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and the Cash Collateral Agreement, and the Guarantor has established adequate means of obtaining from the FSB and OLS on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of the FSB and OLS.

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        Section 7. Affirmative Covenants. The Guarantor covenants and agrees that, until the Termination Date, the Guarantor will:

        (a) Cash Collateral Account. Maintain the Cash Collateral Account, perform and observe all of the terms of the Cash Collateral Agreement, and maintain at all times the Minimum Cash Collateral Amount.

        (b) Reporting Requirements. Furnish to OTS:

          (i) Default Notice. As soon as possible and in any event within five days after the occurrence of each Default hereunder, a statement of the chief financial officer of the Guarantor setting forth details of such Default and the action that the Guarantor has taken and proposes to take with respect thereto.

          (ii) Annual Financials. As soon as available and in any event within 90 days after the end of each fiscal year, a copy of the annual audit report for such year for the Guarantor and its Subsidiaries, including therein a Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such fiscal year and a Consolidated statement of income and a Consolidated statement of cash flows of the Guarantor and its Subsidiaries for such fiscal year, in each case accompanied by (A) an opinion as to such audit report of PricewaterhouseCoopers LLP or other independent public accountants of recognized standing and (B) a certificate of the chief financial officer of the Guarantor stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Guarantor has taken and proposes to take with respect thereto.

          (iii) Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year, a Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the chief financial officer of the Guarantor as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Guarantor has taken and proposes to take with respect thereto.

          (iv) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting the Guarantor or any of its Subsidiaries that could be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Guarantor or OLS.

        (c) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Guarantor or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

        (d) Preservation of Existence, etc. Preserve, renew and maintain, and cause each of its Subsidiaries to preserve, renew and maintain, in full force and effect their legal existence and good standing under the laws of their jurisdiction of organization, except in a transaction permitted by Section 8(b).

        (e) Unencumbered Financial Assets. The Guarantor shall maintain at all times Financial Assets with a fair market value of not less than $35,000,000 that are (i) free and clear of any Lien and (ii) not the subject of any transaction restricted under Section 8(c).

        Section 8. Negative Covenants. The Guarantor covenants and agrees that, until the Termination Date, the Guarantor will not, at any time:

        (c) Debt. Create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any Debt, except that the Guarantor or any Subsidiary may create, incur or assume Debt if, immediately after giving effect to such creation, incurrence or assumption, the ratio of (x) the Consolidated Debt of the Guarantor and its Subsidiaries at such time to (y) the tangible net worth (shareholders' equity less intangible assets, all determined in accordance with GAAP, it being understood and agreed that servicing assets shall be considered intangible assets for purposes of this calculation) of the Guarantor and its Subsidiaries for the fiscal quarter most recently ended does not exceed 7.25 :
1.00 (the "Leverage Ratio").

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        (d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or transfer all or substantially all of its assets, or permit any of its Subsidiaries to merge into or consolidate with any Person or permit any Person to merge into it, or transfer all or substantially all of its assets, except that, so long as no Default exists or would result therefrom:

          (i) any Subsidiary of the Guarantor (other than OLS) may merge into or consolidate with any other Subsidiary of the Guarantor; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly-owned Subsidiary of the Guarantor;

          (ii) any Subsidiary of the Guarantor (other than OLS) may transfer all or substantially all of its assets to the Guarantor or to a wholly-owned Subsidiary of the Guarantor; and

          (iii) the Guarantor may merge into or consolidate with, or permit to merge into it, or transfer all or substantially all of its assets to, a Qualifying Entity; provided, that the tangible net worth of the Guarantor (or the surviving entity or transferee, as applicable) after giving effect to such merger, consolidation or transfer and any related transactions is (x) at least $350,000,000 and (y) no less than the tangible net worth of the Guarantor as reflected in the most recent financial statements of the Guarantor delivered pursuant to Section 7(b)(ii) or (iii). "Qualifying Entity" means a corporation or limited liability company that (A) is organized under the laws of the United States of America, any state thereof or the District of Columbia, (B) has, immediately prior to such merger, consolidation or transfer, a rating for its unsecured, non-credit-enhanced Debt of at least Baa2 from Moody's or BBB from S&P, in each case, with a "stable" or "positive" outlook (each, a "Minimum Rating") (and if the unsecured, non-credit-enhanced Debt of such Person is rated by both Moody's and S&P, Minimum Ratings from both for such Debt) and (C) assumes all of the Guarantor's obligations under this Guaranty, the Cash Collateral Agreement and the Collateral Trust Agreement pursuant to a writing, and accompanied by such supporting corporate documents and opinions, in each case as is acceptable to OTS, if the Guarantor is not the surviving entity of any such merger or if there is any such transfer.

        (c) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire, any assets, except for sales, transfers or other dispositions of assets (i) for consideration consisting of at least 85% cash and (ii) for fair value; provided that the Guarantor shall be in compliance with the Leverage Ratio on a pro forma basis after giving effect to any such sale, transfer or other disposition. Notwithstanding the foregoing, the requirement set forth in subsection (c)(i) above shall not apply to sales, transfers or other dispositions of any of the assets listed on Schedule II hereto.

        (d) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or other ownership or profit interests (or warrants, rights or options with respect thereto) (collectively, the "Equity Interests") now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Guarantor, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

        (i) the Guarantor may (A) declare and pay dividends and distributions payable only in common stock of the Guarantor (or rights to acquire the same), (B) purchase, redeem, retire, defease or otherwise acquire (x) shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights or (y) any or all of its 3.25% Contingent Convertible Senior Unsecured Notes due 2024, or (C) consistent with Section 563.141 of the rules and regulations of the OTS, as if such
    Section 563.141 were applicable to the Guarantor, declare, pay, purchase, redeem, retire, defease or otherwise acquire any Equity Interests (each, a "Capital Distribution"), provided that (x) the total amount of Capital Distributions during any calendar year, inclusive of any proposed Capital Distributions, does not exceed the Guarantor's consolidated net income for such calendar year plus its retained earnings for the two preceding calendar years, (y) the Guarantor's net worth is not less than $333,000,000 after giving effect to any Capital Distribution and (z) the Guarantor's unsecured, non-credit-enhanced Debt has a rating of at least B2 from Moody's and B-from S&P at the time of any Capital Distribution, in each case, with a "stable" or "positive" outlook.

        (ii) any Subsidiary of the Guarantor may declare and pay cash dividends to the Guarantor or to any wholly-owned Subsidiary of the Guarantor of which it is a Subsidiary.

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        (e) Partnerships, Etc. Become a general partner in any general or limited partnership, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership.

        Section 9. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by OTS, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        Section 10. Notices Generally; Notice of Claims. (a) All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or electronic communication) and mailed, telegraphed, telecopied or delivered to it, if to the Guarantor, the FSB or OLS, addressed to the Guarantor, the FSB or OLS, as applicable, at:

        1661 Worthington Road, Suite 100
        West Palm Beach, FL  33401
        Fax:  (561) 692-8177
        Attn:  Secretary;

        if to OTS, at:

        Office of Thrift Supervision
        Harborside Financial Center
        Plaza Five, Suite 1600
        Jersey City, New Jersey  07311
        Fax:  (201) 413-7543
        Attn:  Regional Director;

        or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or sent by electronic communication, respectively. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty shall be effective as delivery of an original executed counterpart thereof.

        (b) The Guarantor will publicly disclose the existence of this Guaranty, the Cash Collateral Agreement and the Collateral Trust Agreement, and will make publicly available, through a notice that is conspicuously displayed on its web site, (i) information regarding the purpose of this Guaranty and (ii) instructions for making a claim hereunder and under the Collateral Trust Agreement, including, without limitation, the name, address and contact information of (A) its contact for purposes of making claims in respect of this Guaranty and (B) the Collateral Trustee. Such information and instructions may, upon notice posted to such web site, be changed from time to time by the Guarantor, provided that such information and instructions remain conspicuously displayed on such web site.

        Section 11. No Waiver; Remedies. No failure on the part of OTS or any Guaranteed Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        Section 12. Indemnification. (a) Without limitation on any other obligations of the Guarantor or remedies of OTS or the Guaranteed Parties under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Guaranteed Party and OTS and each of their Affiliates and any of their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

        (b) The Guarantor hereby also agrees that none of OTS or any of OTS's officers, employees, agents or advisors shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Guarantor or any of its Affiliates or any of their respective officers, directors, employees, agents and advisors, and the Guarantor hereby agrees not to assert any claim against OTS or any of OTS's officers, employees, agents or advisors on any theory of liability, for (without limitation) special, indirect, consequential or punitive damages arising out of or otherwise relating to this Guaranty, the Cash Collateral Agreement, the Dissolution, or any of the transactions contemplated in connection therewith.

        Section 13. Subordination. The Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to the Guarantor by the FSB or OLS (the "Subordinated Obligations") to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13:

        (a) Prohibited Payments, Etc. Except (i) during the continuance of a Default or (ii) upon the commencement and during the continuance of any proceeding under any Bankruptcy Law relating to the FSB or OLS, the Guarantor may receive regularly scheduled payments from the FSB or OLS on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default, or upon the commencement and during the continuance of any proceeding under any Bankruptcy Law relating to the FSB or OLS, however, unless OTS otherwise agrees, the Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

        (b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to the FSB or OLS, the Guarantor agrees that the Guaranteed Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding ("Post Petition Interest")) before the Guarantor receives payment of any Subordinated Obligations.

        (c) Turn-Over. After the occurrence and during the continuance of any Default, or upon the commencement and during the continuance of any proceeding under any Bankruptcy Law relating to the FSB or OLS, the Guarantor shall, if OTS so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Guaranteed Obligations and deposit such payments into the Cash Collateral Account on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

        (d) OTS Authorization. After the occurrence and during the continuance of any Default, OTS is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to deposit any amounts received on such obligations into the Cash Collateral Account for application to the Guaranteed Obligations (including any and all Post Petition Interest).

        Section 14. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Termination Date (except that the last sentence of Section 2 shall continue to remain in effect after the Termination Date), (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Guaranteed Parties and the OTS and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Guaranteed Party may assign or otherwise transfer all or any portion of its rights and obligations under this Guaranty to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Guaranteed Party herein or otherwise. The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of OTS.

        Section 15. Third-Party Beneficiaries; Enforcement. (a) The Guarantor and OTS acknowledge that each Guaranteed Party is an intended third party beneficiary of this Guaranty, and shall have the right to: (i) make any demand for payment hereunder with respect to (I) any Guaranteed Obligation that (A) has been reduced to judgment and enforcement thereof has not been effectively stayed or (B) that is otherwise matured and fixed and presently due and payable, and
(II) any other amount payable hereunder and (ii) enforce such rights directly against the Guarantor. The rights and remedies provided in this subsection (a) shall be the sole rights and remedies available to Guaranteed Parties other than
(x) Substantial Guaranteed Parties, who shall have the additional rights and remedies set forth in subsection (b) below and (y) OTS, which may enforce the terms and conditions of this Guaranty directly against the Guarantor as provided in subsections (b) and (c) below and in any other manner provided or permitted by law.

        (b) The Guarantor acknowledges and agrees that if any Substantial Guaranteed Party or OTS has good cause to believe that the Guarantor or any of its Affiliates has taken or is about to take any action, including, without limitation, any action that would constitute a breach of the covenants set forth in Sections 7 or 8 above, that would impair the ability of the Guarantor to perform its obligations under this Guaranty, such Substantial Guaranteed Party and/or OTS will have the right to pursue an action against the Guarantor for injunction or other appropriate relief. This subsection (b) confers additional rights upon Substantial Guaranteed Parties and shall not be construed to limit their rights as Guaranteed Parties in any way.

        (c) The Guarantor hereby acknowledges and agrees that OTS is relying upon this Guaranty in connection with its approval of the FSB's application under Section 546.4 of the rules and regulations of OTS, and that this Guaranty shall be deemed to be a "written agreement" for purposes of Section 1818 of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818, fully enforceable as such by OTS.

        (d) The Guarantor will not challenge the jurisdiction or venue of any United States District Court in any action to enforce the terms of this Guaranty. Nothing in this subsection (d) shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty in the courts of any jurisdiction or the Guarantor's right, if any, to seek removal of any such action or proceeding from state court to federal court.

        Section 16. Independent Counsel. The Guarantor will pay on demand the amount of any and all reasonable fees and expenses incurred in connection with retention by the OTS of legal counsel, consultants, and other advisers deemed necessary or appropriate by the OTS in connection with the administration or enforcement of this Guaranty, the Cash Collateral Agreement, and the Collateral Trust Agreement.

        Section 17. No Liability. (a) OTS shall not be required to take any action under the Guaranty, the Cash Collateral Agreement or the Collateral Trust Agreement, and neither OTS nor any of its agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Guaranty, the Cash Collateral Agreement or the Collateral Trust Agreement. Without limitation of the generality of the foregoing, OTS: (i) may consult with and rely on legal counsel (including counsel for the Guarantor or any of its Affiliates), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Guaranteed Party and shall not be responsible to any Guaranteed Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Guaranty, the Cash Collateral Agreement or the Collateral Trust Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of the Guaranty, the Cash Collateral Agreement or the Collateral Trust Agreement on the part of the Guarantor or the existence at any time of any Default under the Guaranty; (iv) shall not be responsible to any Guaranteed Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Guaranty or the Cash Collateral Agreement or any other instrument or document furnished pursuant thereto; and (v) shall incur no liability under or in respect of the Guaranty, the Cash Collateral Agreement or the Collateral Trust Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

        (b) Any Notice of Non-Objection delivered to the Collateral Trustee by the OTS pursuant to Section 4.02(c) of the Collateral Trust Agreement shall be conclusive and binding on all parties (including, without limitation, the Guaranteed Parties). Without limitation of subsection (a) above, the OTS shall incur no liability whatsoever to any Guaranteed Party in connection with the delivery of such a Notice of Non-Objection on the basis of any good-faith belief (without any requirement that the OTS independently investigate the same or make an independent determination with respect thereto) that the Termination Date has occurred.

        Section 18. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty.

        Section 19. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

        (b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any federal court of the United States of America sitting in New York City, and any appellate court thereof, or, if any such court refuses jurisdiction, the Supreme Court of the State of New York in and for New York County, in any action or proceeding arising out of or relating to this Guaranty, the Cash Collateral Agreement or the Collateral Trust Agreement, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined, to the extent permitted by law, in such federal court or, if such federal court refuses jurisdiction, in the Supreme Court of the State of New York in and for New York County. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty in the courts of any jurisdiction.

        (c) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty, the Cash Collateral Agreement or the Collateral Trust Agreement in any federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

        (d) THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY, THE CASH COLLATERAL AGREEMENT OR THE COLLATERAL TRUST AGREEMENT OR THE ACTIONS OF OTS OR ANY GUARANTEED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF ANY THEREOF.

                [Remainder of this page intentionally left blank]

        IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                                OCWEN FINANCIAL CORPORATION

                                                By     /s/ WILLIAM C. ERBEY
                                                       -------------------------
                                                Name:  William C. Erbey
                                                Title: Chairman and CEO

                                   SCHEDULE I

                              Certain Defined Terms

        All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements required to be delivered pursuant to Sections 7(b)(ii) and (iii), except as otherwise specifically prescribed herein.

        As used in this Guaranty, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

        "Affiliate" means, with respect to a particular Person, (a) any Person which, directly or indirectly, controls, is controlled by, or is under common control with such particular Person, or (b) any Person who is a director or officer of such particular Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

        "Assumed Liabilities" means all Liabilities of the FSB (other than Liabilities assumed by Marathon in connection with the Branch Sale).

        "Bankruptcy Law" means Title 11, U.S. Code, 12 U.S.C. 1464(d)(2), or any similar federal or state law for the relief of debtors.

        "Cash Collateral" has the meaning specified in the Cash Collateral Agreement.

        "Cash Collateral Account" has the meaning specified in the Cash Collateral Agreement.

        "Cash Collateral Agreement" means that certain Cash Collateral Agreement dated the date hereof by and among the Guarantor, the Collateral Trustee and the Account Bank described therein, in substantially the form of Exhibit A.

        "Claim" means (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

        "Collateral Trust Agreement" means that certain Collateral Trust Agreement dated the date hereof between the Guarantor and the Collateral Trustee.

        "Collateral Trustee" has the meaning specified in the Collateral Trust Agreement.

        "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

        "Contracts" means all contracts, subcontracts, agreements, leases, licenses, commitments, sales or purchase orders, and other instruments, arrangements or understandings of any kind.

        "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity

Interests, (h) all Debt of other Persons referred to in clauses (a) through (g) above or clause (i) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

        "Default" means any failure by the Guarantor to perform or observe any term, covenant or agreement contained in this Guaranty or the Cash Collateral Agreement on its part to be performed or observed.

        "Equity Interests" has the meaning specified in Section 8(d).

        "Event of Default" means a Default that remains unremedied for 10 days after the earlier of the date on which (a) any officer of the Guarantor becomes aware of such Default or (b) written notice of such Default has been given to the Guarantor by OTS or any Substantial Guaranteed Party.

        "Financial Asset" shall have the meaning set forth in Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York.

        "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

        "Governmental Authority" means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

        "Guaranteed Obligations" has the meaning specified in Section 1.

        "Guaranteed Party" means (a) any holder of any Claim with respect to the Assumed Liabilities and (b) the OTS.

        "Liability" means any debt, liability, commitment or obligation of every kind and description, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law or order of any Governmental Authority and those arising under any Contract or in connection with any Action.

        "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

        "Minimum Cash Collateral Amount" means (a) so long as no Event of Default has occurred and is continuing, $5,000,000, and (b) upon the occurrence and during the continuance of an Event of Default, $20,000,000.

        "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

        "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

        "Subsidiaries" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

        "Substantial Guaranteed Party" means (a) any authorized representative of the Guaranteed Parties party to the action pending in the United States District Court for the Northern District of Illinois under caption styled: In re Ocwen Federal Bank FSB Mortgage Servicing Litigation, MDL Docket No. 1604, provided that the plaintiffs in such action are certified as a class; (b) any Guaranteed Party that has obtained a judgment against the FSB or OLS for an aggregate amount of $5,000,000 or more, regardless of whether such judgment has been stayed pending appeal; and (c) any other creditor of the FSB and/or OLS holding matured, fixed, and presently due and payable Claims in respect of any Guaranteed Obligations in an aggregate amount in excess of $5,000,000.

        "Termination Date" means the later of (a) the sixth anniversary of the date on which the FSB's federal bank charter is cancelled and (b) the date on which both of the following have been indefeasibly paid in full in cash: (i) all Guaranteed Obligations with respect to which a Claim has been asserted (whether under this Guaranty or otherwise) on or prior to the sixth anniversary of the date on which the FSB's federal bank charter is cancelled and (ii) all other amounts payable by the Guarantor under this Guaranty (whether in respect of enforcement costs, indemnification payments or otherwise).